***unofficial translation***

Advertisement Agency Contract

For China Marketing Magazine (Marketing Edition)

Party A: Sale and Marketing Publishing House

Party B: Shanghai Strategy Management Co., Ltd.

Party A and Party B enter into this contract upon bilateral consents though negotiation, of authorizing Party B an agent of Party A’s advertisement business in marketing edition. The terms of the contracts are as following:

Ⅰ. As the primary Agent of Party A in the South China Area, Party B shall be responsible for sourcing clients of advertisement in this region. The duration of the contract is one year, which begins on Jan.1, 2004 and ends on Dec.31, 2004. Party B has a priority to renew this contract.

“The South China region” mentioned herein includes the provinces as follows: Jiangsu, Zhejiang, Anhui, Fujian, Jiangxi, Hubei (), Hunan, Guangdong, Guangxi Zhuang autonomous Region, Hainan, Sichuan, Guizhou, Yunnan, Tibet Autonomous Region, Shanghai Municipality and Chongqing Municipality.

Ⅱ. Obligations of Party A:

1.

Party A guarantees the stability of content quality, issuing quantities and printing & binding quality of its marketing edition. And also guarantees to use high-grade coated paper above 128g for covers, the high-grade coated paper above 100g for inserted pages, and domestic lightly-printed paper above 60g for fine color print of inside pages.

2.

Party A promises that Party B’s name will be shown on the colophon of every marketing edition as the advertisement agent of Party A, and contacts of Party B’s will also be included.

3.

Party A promises to reward Party B with a maximum of 5% commission (starting from the 8th issue, calculated based on the actual profit of Party A) upon the accomplishment of Party B assuagements and the obedience of all the stated terms.

4.

Party A promises to provide two sample copies to every advertisement client per issue, which will be delivered by the Primary Agent.

5.

Party A promises to return the deposit and commission to Party B within three days of the termination of this contract.

6.

Party A promises not to operate the advertisement business directly in the South Area (except special clients).

Special clients: those who carry on business or have other special relationship with the magazine institute. On the aspect of sole advertisement, the advertising price for this group is lower than the price charged by Primary Agent.

7.

Party A promises not to reinforce any lower level advertisement agent in the South Area in the duration of this contract. All lower level advertisement agents shall be subordinated to the primary agents respectively.

8.

Party A principally guarantees the stability of the price and discounting system in the duration of this contract.

Ⅲ. Obligations of Party B:

1.

Party B promises to safeguard the brand image of China Marketing Magazine. Any conduct could possibly destroy the brand image is prohibited; not engages in any irrelevant activities through utilizing the authority of agency (except the ones that are approved).

2.

Party B promises to strictly follow the pre-determined advertising price and proportion of discount set by Party A, and conducts business in the designated advertising region, serves the clients in high standard, offers the advertising manuscript with high quality, and delivers manuscripts on time.

At the time of printing, Party A possesses the right to revise unsatisfied advertisements that have not been modified by Party B. All customers’ disputes thus incurred shall be borne by Party B.

3.

Party B promises to accomplish the advertisement index of 130 editions for the period from August to December, a total of RMB 10,000.

4.

Party B promises to develop and promote Party A’s other advertisement businesses of new editions actively. The amount of advertisement of the channel edition accomplished per issue this year shall not be less than 3 pages. This assignment would be settled on a monthly basis and budged on an annual basis. For those can’t accomplish the assignments, a difference of 7000 RMB would be charged to each page.

5.

Party B promises not to withhold and misappropriate the advertising expense of Party A, transfer the advertising fee to the appointed account of Party A accurately and in time. That is, before the 1st of each month, the advertising fee should be fully transferred to Party A’s account. The channel edition is postponed for 15 days.

6.

Pay a one-time deposit for the primary agency of RMB 40,000.

Ⅳ. Bonus-and-Penalty clauses

A.

Bonus clauses:

Both parties acknowledged that, anyone satisfies any of the following requirements would be rewarded bonus:

1.

Accomplishing the assignments of the whole year, collecting receivables on time, no client complaint and dispute, etc., no offence against the rules and regulations in his/her responsible advertisements. This item counts for 70%.

2.

Actively developing advertisements of new editions and achieved outstanding performance. This item counts for 12%

3.

Actively seeking advertisements from existing clients (including cover-page advertisements), and providing effort to assist the institution in solving problems. This item counts for 8%.

4.

Developing new clients actively, exploring new fields, and achieving outstanding performance. This item accounts for 10%.

5.

For those outperform in all the above-mentioned terms, a one-time reward would be delivered.

B.

Penalty clauses:

Both parties acknowledged that, the deposit would be deducted and the rewarding points would be decreased of any one of the following situations occurs:

1.

Party A fails to return the deposit within the stated time period upon the termination of the contract. In this case, Party A will be imposed overdue payments at 5% of the deposited amount per day. If Party B can't pay off the one-time advertising fee owned, it will be imposed overdue payments at 1% of the deposited amount per day starting from the fifth day after the stated date.

2.

Carry out business beyond its authorized region, undermine other’s foundation, and cause confusion in agency.

3.

Do not carry out the uniform price and discount system (except approved specific special clients).

4.

Examine unconscientiously, lack of valid licenses and the advertising content s violates the certain advertising laws and regulations.

5.

Poor service attitude, be complained by clients for two or more times and the complaints are true

6.

Those who incur serious problem in the content, or lack of clients’ important certificates, besides bear all the penalties from administration departments, g the deposit would be deducted at the same time. In a particularly serious case, Party A has the right to terminate the agency contract before it expires.

Ⅴ. All disputes in the duration of this contract shall be settled through negotiation of both parties. It is bilaterally agreed that if the dispute is caused by payments of the advertising fee, it shall be submitted to the local people's court of Party A as the primary-chosen court.

Ⅵ. Anything not covered in this contract shall be consulted by both parties.

Ⅶ. This contract is in duplicate, each side holds one. It will become effective from the date when it is signed by both parties.

Representative of Party A: Wang Haiyan

Representative of Party B:

June 21, 2004

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